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                           ARCHIBALD CANDY CORPORATION

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION


     The text of the Amended and Restated Articles of Incorporation is as follows:

     RESTATED ARTICLE 1. The name of the corporation is ARCHIBALD CANDY CORPORATION.

     The corporation was incorporated on May 31, 1922 under the name Archibald Candy Corporation.

     RESTATED ARTICLE 2. The purpose or purposes for which the corporation is organized are:

          (a) to manufacture, produce, buy, sell and deal in, at wholesale, candies and confectionery, confectionery novelties and confectionery supplies, and the ingredients and by-products thereof, to manufacture and produce, buy, sell and deal in, at wholesale, any and all equipment used in or appertaining to the manufacture and production of candies and confectionery, confectionery novelties and supplies, and the ingredients and by-products thereof; and

          (b) to engage in any lawful act or activity for which a corporation may be incorporated under the Illinois Business Corporation Act of 1983, as amended.

     RESTATED ARTICLE 3.  The duration of the corporation is perpetual.

     AMENDED AND RESTATED ARTICLE 4. The total number of shares which the corporation shall have authority to issue is Twenty-Five Thousand (25,000) shares of common stock with a par value of $0.01 per share. Cumulative voting is eliminated. The provisions of the Illinois Business Corporation Act of 1983, as amended, that require for approval of corporate action a two-thirds vote of the shareholders are hereby superseded and there shall be required in lieu thereof a majority of the outstanding shares entitled to vote on the matter and a majority of the outstanding shares of each class of shares entitled to vote as a class on the matter.

     The address of the registered office and the name of the registered agent on the date of filing the restated articles are:

                                 John E. Hughes
                           1137 West Jackson Boulevard
                             Chicago, Illinois 60607
                              Cook County, Illinois

     The number of shares issued on the date of filing this Amended and Restated Articles of Incorporation is 4,210 common shares, par value $0.01 per share, and the amount of paid-in capital as of such date is $3,004,182.00.